OPERATIONAL UPDATE

President & CEO issues calendar year-end report and roadmap to commercial sales in 2010

NEWHAVEN, UNITED KINGDOM, 5th January 2010

Clean Power Technologies Inc. (OTCBB: CPWE)(FRANKFURT: C1L), developer of a unique heat recovery and hybrid power system to reduce engine emissions and enhance    fuel efficiency, is pleased to issue the following operational update which summarises key achievements in 2009 and outlines core objectives for 2010.

Overview

Clean Power Technologies (”Clean Power” or the “Company”) entered 2009 part way through a comprehensive testing and development programme for its truck refrigeration (or ”reefer”) engine application. This core programme has progressed significantly through the year, passing a number of major milestones such as:

-	test truck purchase & delivery

-	purchase & set-up of further test equipment, including a world class rolling road

-	installation & development of the CESAR system on test truck

-	expansion of R&D facility and Executive Office in Newhaven, UK, to 10,000 sq. ft.

-	recruitment of additional 4 people to engineering and support teams (total staff now 12)

With its initial motive power programme well underway, and the Newhaven facility, Clean Power anticipates  being able to respond to considerable market demand for stationary power solutions based on its patent pending Clean Energy Separation and Recovery (“CESAR”) system.

Landfill application

In January, gas-to-energy developer Renewable Power Systems (”RPS”) entered into discussions with Clean Power to develop the CESAR system for enhanced energy recovery at landfill sites. These discussions led to laboratory tests in July, that simulated landfill conditions and proved the concept for this new application, followed by the signing of a Memorandum of Understanding in early September.
(see www.cleanpowertech.co.uk/content/media/archive/2009/09-09-2009.asp )

Under the MOU, Clean Power will install its CESAR technology on a landfill gas powered generator set of 500 KW capacity at RPS's Finmere site near Oxford, UK. This methane-rich gas is generated as refuse decomposes in the ground and is already collected at many landfill sites worldwide to power large combustion engines that, in turn, drive generators feeding electrical power back into the National power grid. As with any combustion engine, these units produce abundant amounts of waste exhaust heat which the CESAR system will capture and harness as steam to produce additional electricity for feeding to the National Grid under Government incentives such as current Renewable Obligations Certificates and the imminent Feed-in Tarrif.

The first system will be installed early in March 2010, which will gather further data on the durability, performance and efficacy of Clean Power's proprietary CESAR technology. These field results will lead to the final design of purpose-built engines for use across the broader landfill sector where demand is high for what is, essentially, free energy.

Furthermore, and in addition to the MOU with gas-to-energy developer RPS, Clean Power was approached directly by one of the UK’s largest landfill operators in early December. Preliminary discussions are underway with the objective of installing a system on one of their sites during mid-2010. However, Clean Power cannot provide any assurances that this objective will be achieved.

Biomass application

The production of flour from wheat requires a large amount of energy and produces high volumes of bio waste for disposal (commonly known as chaff). Clean Power was approached in September by a flour mill based near Northampton, in the UK, to determine the viability of the CESAR technology in reducing its costs by burning the chaff and capturing the energy for use in its process. A Clean Power study concluded that the CESAR system will effectively solve this bio waste challenge, creating free energy and helping reduce costs for the company. Clean power is now collaborating with a local Bioenergy specialist to tailor a system that will produce electricity at this and other flour mills.

Truck application & testing

In July, the Company began tests to determine whether sufficient KWh output of power can be generated to operate the reefer engine and if more KWh power can be produced to operate the landfill and biomass systems outlined above. The tests were conducted in the presence of CPT’s steam engine partner, Voith Turbo GmbH & Co. KG (www.voith.com / see http://www.cleanpowertech.co.uk/content/media/archive/2008/11-08-2008.asp). The results from these tests proved successful on both of the objectives and represent a major milestone in the Company’s roadmap to commercialisation.

In addition to the ongoing relationship with Safeway and other reefer fleet operators, such as Farm Fresh and East West Express, Clean Power was approached directly by a major global truck manufacturer in early December 2009. This manufacturer wishes to understand the viability of the CESAR system for OE vehicle integration and, having already determined that the CESAR system will be effective for their purposes, the Company has offered to fit it to one of their large engines. Preliminary discussions and information exchange will continue throughout 2010.

Technology merits

Ongoing research and development during the last 12 months has continued to validate the CESAR technology with a wide range of positive data. The most consistent and compelling theme to emerge from the 2009 test programme is that on any large combustion engine CESAR can produce upwards of 8 per cent of the engine’s operating power again by recovering otherwise wasted energy from the exhaust gases.

In motive applications, such as refrigerated trailers, this uplift of 8 per cent or more translates directly to the operator’s bottom line as fuel savings, with the associated benefits of environmental compliance and brand enhancement. In a landfill system, if an operator for example had a 1000KW engine running at full power, Clean Power could produce 80KW of extra energy and additional revenue of over £100,000 per annum from the additional electricity recovered from their exhaust stream.

These compelling benefits, and the R&D skills being applied to bring them to market, were acknowledged in March 2009 when Clean Power won the Innovation In Business prize at the annual Sussex Business Awards.

India trip

In November, Clean Power travelled to India as the result of a prestigious invitation to join a delegation organised by the U.K. Trade and Industry. The Company established useful contacts for future collaborative relationships and, in particular, engaged in discussions with potential outsourcing partners to explore cost reductions in such areas as CAD engineering CESAR system assembly.

2010 targets

Fuelled by recent technical and support team appointments, newly acquired test equipment, an enlarged R&D facility, and strong interest from both the motive and stationery power markets, the Company anticipates the following strategic milestones for 2010:

1. Landfill system field testing – will begin March 2010. The objectives of the test are to prove the technology in real world conditions, its reliability, durability and performance. The initial testing phase will last 3-6 months. After that further development may be carried out to increase efficiency and recover more energy.

2. Stationery power scale-up – initial landfill testing and proving will be conducted at a comparatively small scale (approximately 30-40 Kw of reclaimed power per unit). During the remainder of 2010 Clean Power will build on this valuable experience to scale-up the capacity of its stationery power system to more than three times the size of the diesel engine currently used in its test cell (up to 2000 Kw).

3. Commercial roll-out – it is planned through 2010 to install 9 stationery power systems consisting of 20 CESAR steam expander units that will recover up to 800KWh of electricity for Clean Power’s customers (the equivalent, to them, of approximately US $1.6 million in additional revenue).

4. Reefer - The development of the reefer system continues unabated and it is expected that tests on the prototype system will commence in late autumn.

5. Sales revenue – the Company is anticipating the roll-out of stationery and motive power systems, as outlined above, to translate into sales revenue for Clean Power technologies during October 2010.

-   ENDS    -

CONTACT

Clean Power Technologies Inc.
Abdul Mitha, President & CEO
UK Tel:                            +44 1273 516013
UK mobile:                      +44 782 436 5198
Email:                     mithaa@shaw.ca
Web:                      www.cleanpowertechnologies.com

ABOUT CLEAN POWER TECHNOLOGIES
Clean Power Technologies is committed to developing efficiency increasing systems for a wide range of engines used in the transportation and power generation sectors. The Company's proprietary technology significantly reduces pollution through its Clean Energy Separation and Recovery (CESAR) system, which takes otherwise wasted heat from the exhaust of a conventional combustion engine and modifies it through a heat recovery system to generate clean power.

The Company boasts a highly experienced engineering team, whose vision and technical capabilities are driving the implementation of this unique technology. Clean Power Technologies operates out of its development facility in Newhaven, East Sussex, UK.

The Company is listed on OTCBB in the USA and is also listed on XETRA on the Frankfurt Stock Exchange.

ABOUT CESAR
Clean Power's Clean Energy Separation and Recovery (CESAR) technology is designed to increase fuel efficiency and reduce emissions by capturing and reusing otherwise wasted heat from the exhaust of a conventional combustion engine. A heat exchanger captures waste energy, which is then used to power a secondary vapour engine that generates electricity.

In a vehicle, this electricity can then be used to power auxiliary electric motors (such as reefers) and supply power to the vehicle 'primary' engine, removing the need for items such as the vehicle alternator. Power can be produced solely by the secondary vapour engine even after the primary combustion engine has shut down, via a burner.

In power generation applications the CESAR system will increase the net output of a generator by 8% without consuming any additional fuel resource.

DISCLAIMER

Forward Looking Statements -- The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a 'forward-looking statement' within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the Company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein. The forward looking statements in this press release speak only as of the date hereof, and the Company disclaims any obligation to provide updates, revisions or amendments to any forward looking statement to reflect changes in the Company’s expectations or future events.